EXHIBIT 23.4


                       Consent of Mannon Associates, Inc.


The Board of Directors
Delta Petroleum Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Delta Petroleum Corporation and in the related Prospectus (collectively, the "Registration Statement") of the Delta Petroleum Corporation Annual Report on Form 10-K for the year ended June 30, 2005, which includes our name and information regarding our review of the reserve estimates of Delta Petroleum Corporation. We further consent to the use of our name in the "Experts" section of the Registration Statement.


MANNON ASSOCIATES, INC.

/s/ Robert W. Mannon


Santa Barbara, California
October 12, 2005